EXHIBIT 99.1

Surna Reports Q1 2021 Results

Announces $11.6 million in Backlog, second highest in Company history, and 37% higher than previous quarter

Boulder, Colorado, May 11, 2021 – Surna Inc. (OTCQB: SRNA), operating as Surna Cultivation Technologies, announced today operating and financial results for the three months ended March 31, 2021.

We will be hosting an investor conference call to discuss our Q1 2021 financial results and to provide updates on our recent business developments and our strategic growth plan. The call will be held on Thursday, May 13, 2021 at 4:00 p.m. Eastern Time.

To access the investor call via telephone:
Dial-In Number: 1-973-528-0008
Access Code: 755823

To access the investor call via the Internet:
Webcast URL: https://www.webcaster4.com/Webcast/Page/2020/41253

Interested parties, with contact information supplied, may submit questions to the Company prior to the call to investor@surna.com. These questions, along with all live questions, will be answered in the time available. For those unable to participate in the investor conference call at that time, a replay will be available on the investor relations section of our website at https://surna.com/investor-relations/ beginning on May 14, 2021 at 4:00 p.m. Eastern Time (and will remain available until July 1, 2021).

Financial Highlights

●	Our Q1 2021 revenue was $2.4 million, which represents a 31% increase compared to Q1 2020 revenue.

●	For Q1 2021, our operating loss and net loss was $686,000 and $793,000, respectively. This compares to a Q1 2020 operating loss and net loss of $946,000 and $938,000, respectively.

●	Our Q1 2021 adjusted net loss[1] was $650,000, compared to a Q1 2020 adjusted net loss of $718,000.

●	Our Q1 2021 gross profit margin was 14.6% compared to 25.2% for Q1 2020, a decrease of 10.7 percentage points.

●	As of March 31, 2021, our cash, cash equivalents and restricted cash was $3,271,000, compared to $2,285,000 as of December 31, 2020. We generated $484,000 in cash flow from our operating activities during Q1 2021. Our working capital deficit was $2,349,000 as of March 31, 2021, compared to a working capital deficit of $2,220,00 as of December 31, 2020.

[1] “Adjusted net income (loss)” means our GAAP net income (loss), after adjustment for non-cash equity compensation expense, other non-cash equity expense, debt-related items, and depreciation expense.

Recent Sales Contract and Backlog Growth; Production and Vendor Delays

During the first quarter of 2021 we entered into new sales contracts totaling approximately $5.5 million. Our backlog grew to $11.6 million, which is the second highest in our history. However, our recognized revenue was hampered by production and shipping delays from certain suppliers. COVID-19 is disrupting shipping around the U.S. and globally. Shipping companies are operating with reduced personnel and there are strict screening actions in U.S. ports causing a backup of imported parts deliveries. While we believe this is a temporary issue, the reduction in revenue caused a lower gross margin as compared to Q4 2020, primarily due to the lack of absorption of our fixed costs.

	For the quarter ended
	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020	March 31, 2021
Backlog, beginning balance	$9,558,000	$8,875,000	$5,592,000	$8,198,000	$8,448,000
Net bookings, current period	$1,127,000	$(1,601,000)	$4,241,000	$3,637,000	$5,497,000
Recognized revenue, current period	$1,810,000	$1,682,000	$1,635,000	$3,387,000	$2,367,000
Backlog, ending balance	$8,875,000	$5,592,000	$8,198,000	$8,448,000	$11,578,000

Organic Growth Strategy Update

As we noted in our press release of May 4, 2021, we have updated our organic growth strategy to include addressing new markets, adding new products and services, and adopting a new trade name, Surna Cultivation Technologies. We encourage readers to see the MD&A section of our Form 10-Q dated and filed today, for further explanation of this and our corporate strategy.

Tony McDonald, CEO, commented: “Q1 2021 saw the second-best quarter of new project bookings in our history as well as our largest single project ever. Our project backlog is now at the second highest level ever and is 37% higher than where we finished Q4 2020. Our cash position is also nearly $1 million higher than where we ended 2020. Unfortunately, our revenues and therefore gross margins were hampered by production and shipping delays from certain vendors, but we are confident that these will be caught up in Q2 and Q3 2021. We believe that the sales momentum that has been built during the last three quarters will only be accelerated by our newly-announced organic growth strategy and our partnership with RSX Enterprises.”

Pandemic Impact and Recovery

During fiscal year 2020, the Company took measures to adjust its operations in response to the COVID-19 pandemic. These actions included measures to cut costs and preserve cash, and encompassed downsizing our workforce, compensation reductions, and reduced hours worked. As the Company gained new contracts, bank funding became available, and the overall business climate improved, we were able to restore our workforce and compensation. The Company continues to actively monitor its operations and sales efforts in light of the continuing effects of the COVID-19 pandemic and will make adjustments to its operations as necessary.

About Surna Inc.

Surna Inc. (www.surna.com), operating under the tradename, Surna Cultivation Technologies, designs, engineers and sells cultivation technologies for controlled environment agriculture including: (i) liquid-based process cooling systems and other climate control systems, (ii) air handling equipment and systems, (iii) a full-service engineering package for designing and engineering commercial scale thermodynamic systems specific to cannabis cultivation facilities, and (iv) automation and control devices, systems and technologies used for environmental, lighting and climate control. Our customers include commercial, state- and provincial-regulated cannabis growers in the U.S. and Canada as well as other international locations, including those growers building new facilities and those expanding or retrofitting existing facilities. Currently, our revenue stream is derived primarily from supplying our products, services and technologies to commercial indoor and hybrid sealed greenhouse facilities ranging from several thousand to more than 100,000 square feet.

Headquartered in Boulder, Colorado, we leverage our experience in this space to bring value-added climate control solutions to our customers that help improve their overall crop quality and yield, optimize energy and water efficiency, and satisfy the evolving state and local codes, permitting and regulatory requirements. Although our customers do, we neither produce nor sell cannabis.

Forward Looking Statements

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect our current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release, including the factors set forth in “Risk Factors” set forth in our annual and quarterly reports filed with the Securities and Exchange Commission (“SEC”), and subsequent filings with the SEC. Please refer to our SEC filings for a more detailed discussion of the risks and uncertainties associated with our business, including but not limited to the risks and uncertainties associated with our business prospects and the prospects of our existing and prospective customers; the inherent uncertainty of product development; regulatory, legislative and judicial developments, especially those related to changes in, and the enforcement of, cannabis laws; increasing competitive pressures in our industry; and relationships with our customers and suppliers. Except as required by the federal securities laws, we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise. The reference to Surna’s website has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.

Non-GAAP Financial Measures

To supplement our financial results on U.S. generally accepted accounting principles (“GAAP”) basis, we use non-GAAP measures including net bookings and backlog, as well as other significant non-cash expenses such as stock-based compensation and depreciation expenses. We believe these non-GAAP measures are helpful in understanding our past performance and are intended to aid in evaluating our potential future results. The presentation of these non-GAAP measures should be considered in addition to our GAAP results and are not intended to be considered in isolation or as a substitute for financial information prepared or presented in accordance with GAAP. We believe these non-GAAP financial measures reflect an additional way to view aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business.

Surna Marketing
Jamie English
Vice President, Marketing Communications
jamie.english@surna.com
(303) 993-5271

Surna Inc.

Consolidated Balance Sheets

	March 31,	December 31,
	2021	2020
	(Unaudited)
ASSETS
Current Assets
Cash, cash equivalents and restricted cash	$3,271,128	$2,284,881
Accounts receivable (net of allowance for doubtful accounts of $165,098 and $165,098, respectively)	26,732	33,480
Inventory, net	519,159	327,109
Prepaid expenses and other	2,064,588	1,037,823
Total Current Assets	5,881,607	3,683,293
Noncurrent Assets
Property and equipment, net	141,825	147,732
Goodwill	631,064	631,064
Intangible assets, net	7,082	7,227
Deposits	8,061	-
Operating lease right-of-use asset	294,900	343,950
Total Noncurrent Assets	1,082,932	1,129,973

TOTAL ASSETS	$6,964,539	$4,813,266

LIABILITIES AND SHAREHOLDERS’ DEFICIT

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$1,790,315	$1,784,961
Deferred revenue	6,087,093	3,724,189
Accrued equity compensation	52,794	128,434
Other liabilities	37,078	-
Current portion of operating lease liability	263,662	266,105
Total Current Liabilities	8,230,942	5,903,689

NONCURRENT LIABILITIES
Note payable and accrued interest	514,918	-
Other liabilities	37,078	74,156
Operating lease liability, net of current portion	106,891	169,119
Total Noncurrent Liabilities	658,887	243,275

TOTAL LIABILITIES	8,889,829	6,146,964

Commitments and Contingencies (Note 7)	-	-

SHAREHOLDERS’ DEFICIT
Preferred stock, $0.00001 par value; 150,000,000 shares authorized; 42,030,331 shares issued and outstanding	420	420
Common stock, $0.00001 par value; 350,000,000 shares authorized; 236,526,638 and 236,526,638 shares issued and outstanding, respectively	2,366	2,366
Common stock, $0.00001 par value; 1,000,000 shares to be issued	67,000	-
Additional paid in capital	26,241,935	26,107,159
Accumulated deficit	(28,237,011)	(27,443,643)
Total Shareholders’ Deficit	(1,925,290)	(1,333,698)

TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$6,964,539	$4,813,266

Surna Inc.

Consolidated Statements of Operations

Unaudited

	For the Three Months Ended March 31,
	2021	2020
Revenue, net	$2,366,529	$1,809,925

Cost of revenue	2,021,923	1,353,401

Gross profit	344,606	456,524

Operating expenses:
Advertising and marketing expenses	177,145	148,921
Product development costs	112,638	144,948
Selling, general and administrative expenses	740,473	1,108,993
Total operating expenses	1,030,256	1,402,862

Operating loss	(685,650)	(946,338)

Other income (expense):
Other income (expense), net	(107,000)	14,320
Interest expense	(718)	(6,295)
Total other income (expense)	(107,718)	8,025

Loss before provision for income taxes	(793,368)	(938,313)

Income taxes	-	-

Net loss	$(793,368)	$(938,313)

Loss per common share – basic and dilutive	$(0.00)	$(0.00)

Weighted average number of common shares outstanding, basic and dilutive	236,526,638	231,062,462

Surna Inc.

Consolidated Statements of Cash Flows

Unaudited

	For the Three Months Ended March 31,
	2021	2020
Cash Flows From Operating Activities:
Net loss	$(793,368)	$(938,313)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and intangible asset amortization expense	18,377	30,735
Share-based compensation	6,342	154,426
Other share-based expense	67,000	-
Provision for excess and obsolete inventory	(4,371)	(11,657)
Loss on disposal of assets	-	4,124
Amortization of ROU asset	49,051	46,666

Changes in operating assets and liabilities:
Accounts receivable	6,748	688
Inventory	(187,679)	(71,279)
Prepaid expenses and other	(1,026,765)	74,924
Accounts payable and accrued liabilities	5,354	289,289
Deferred revenue	2,362,905	(291,104)
Accrued interest	718	-
Lease deposit	(8,061)	-
Operating lease liability, net	(64,672)	(52,849)
Accrued equity compensation	52,794	36,463
Net cash provided by operating activities	484,373	(727,887)

Cash Flows From Investing Activities
Purchases of property and equipment	(12,326)	-
Net cash used in investing activities	(12,326)	-

Cash Flows From Financing Activities
Proceeds from issuance of note payable	514,200	-
Net cash provided by financing activities	514,200	-

Net change in cash, cash equivalents and restricted cash	986,247	(727,887)
Cash, cash equivalents and restricted cash, beginning of period	2,284,881	922,177
Cash, cash equivalents and restricted cash, end of period	$3,271,128	$194,290

Supplemental cash flow information:
Interest paid	$-	$-
Income taxes paid	$-	$-